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Exhibit 8.1

List of Subsidiaries of Forward Pharma A/S

Subsidiaries of the Registrant	State or Other Jurisdiction of Incorporation
Forward Pharma GmbH	Germany
Forward Pharma USA, LLC	Delaware
Forward Pharma FA ApS	Denmark
Forward Pharma Operations ApS	Denmark

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  Exhibit 8.1
List of Subsidiaries of Forward Pharma A/S